CONTACT:

Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS 2006 FIRST QUARTER RESULTS

El Segundo, California – May 15, 2006 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three months ended March 31, 2006.

Revenue for 2006 first quarter totaled to $27.2 million, compared with $28.7 million in the comparable 2005 period. The company’s net loss amounted to $1.3 million, or $0.15 per share, compared with a net loss of $677,000, or $0.08 per share, in the year-ago quarter.

For the company’s largest operating unit, Bell’s Technology Solutions business, 2006 first quarter revenues were $14.3 million, compared with $15.4 million in the prior-year period. Product sales amounted to $6.4 million, compared with $8.2 million in the 2005 first quarter. Services revenues rose to $7.9 million in the current first quarter from $7.2 million a year earlier, primarily attributable to continued strength in reverse logistics and depot repair business.

Bell posted an operating loss of $1.2 million for the 2006 first quarter, in part, reflecting approximately $600,000 in losses from continuing higher start-up and related costs associated with a new depot services contract that commenced in the fourth quarter of 2005.  The company had an operating loss of $767,000 in the corresponding prior-year period.

John A. Fellows, chief executive officer of Bell Industries, said, “Recent operational changes have been initiated that are designed to enhance the division’s prospects and include, among others, the recruitment of additional business development executives with strong IT backgrounds and proven sales track records. While we expect to incur higher-than-usual expenses near-term as result of these initiatives, we believe they will help position this division to maximize its growth prospects.”

At Bell’s Recreational Products Group (RPG), net revenues for the 2006 first quarter were $10.7 million, compared with $11.4 million in the year-ago period. The decline in sales at RPG is attributed to adverse economic conditions and higher fuel costs and the associated impact on the recreational vehicle and boating markets. Operating income declined to $190,000 for the 2006 first quarter quarter from $218,000 a year earlier.

Revenues at J. W. Miller advanced to $2.2 million in the 2006 first quarter from $1.9 million a year earlier. Operating income increased to $538,000 from $425,000 in the 2005 first quarter. Bell announced earlier this month the sale of substantially all of the assets, excluding real estate, of this division to Bourns, Inc. for $8.5 million in cash, subject to post closing adjustments.

Fellows said, “With the sale of our smallest business unit, we are now completely focused on the company’s core business operations. As we continue to make progress aligning our resources to become leaders in the key markets we serve, we believe we are well positioned to drive profitable revenue growth in each of our business units.”

Bell’s balance sheet at year-end remained strong, with no bank debt. At March 31, 2006, cash and cash equivalents totaled $5.1 million, and net working capital amounted to $17.8 million. At the end of the 2006 first quarter, shareholders’ equity totaled $19.0 million, or $2.22 per share.

About Bell Industries, Inc.

Bell is comprised of two diversified business units, Bell’s Technology Solutions business and Recreational Products Group. Bell’s Technology Solutions business offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.

Forward-Looking Statements

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, incurring higher expenses in the near-term to maximize growth prospects, as well as other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

Three months ended March 31	2006	2005
Net revenues
Products	$19,287	$21,484
Services	7,870	7,204

	27,157	28,688

Costs and expenses
Cost of products sold	14,876	16,874
Cost of services provided	6,657	6,012
Selling and administrative	7,004	6,516
Interest, net	(75)	(52)

	28,462	29,350

Loss before income taxes	(1,305)	(662)
Income tax expense	15	15

Net loss	$(1,320)	$(677)

Basic and diluted share data
Net loss per share	$(.15)	$(.08)

Weighted average common stock	8,563	8,454

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$6,436	$8,228
Services	7,870	7,204

	14,306	15,432
Recreational Products	10,657	11,391
Electronic Components	2,194	1,865

	$27,157	$28,688

Operating income (loss)
Technology Solutions	$(1,244)	$(767)
Recreational Products	190	218
Electronic Components	538	425
Corporate costs	(864)	(590)

	(1,380)	(714)
Interest, net	75	52
Income tax expense	(15)	(15)

Net loss	$(1,320)	$(677)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$5,111	$7,331
Accounts receivable	18,117	15,306
Inventories	12,805	12,764
Prepaid expenses and other	2,627	2,701

Total current assets	38,660	38,102

Fixed assets, net	2,591	3,143
Other assets	3,054	3,108

	$44,305	$44,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$31	$68
Accounts payable	12,109	11,023
Accrued payroll and liabilities	8,760	8,440

Total current liabilities	20,900	19,531

Long-term liabilities	4,407	4,518
Shareholders’ equity	18,998	20,304

	$44,305	$44,353